EXHIBIT 99.1

NatureWell Announces Preliminary Sales Results for February Up 1,785%

San Diego, CA - March 8, 2007 /PR NEWSWIRE-FirstCall/ - NatureWell, Incorporated (OTC BB: NAWL), a company engaged in the development, and marketing of proprietary, all-natural healthcare products, announced today its preliminary unaudited February 2007 sales results on a stand alone basis.

Naturewell's revenues in February 2007 were $40,473, an increase of $38,326 or 1,785% as compared to February 2006. In addition, for the eight months ended February 2007, the Company's revenues were $117,774, as compared to $33,570 for the eight months ended February 2006. This represents an increase of $84,204, or approximately 251%.

"Sales in February were very encouraging, especially considering that it is the shortest month on the calendar," commented NatureWell Incorporated's Chairman and Chief Executive Officer, James R. Arabia. "Not only did we produce strong year over year revenue growth in the month of February, but we also produced significant consecutive monthly sales growth. Our February 2007 sales increased $18,186, or 82%, as compared to our January 2007 sales. The sales and marketing initiatives we have implemented over the last three or four months are beginning to show encouraging progress and I look forward to the coming months."

About NatureWell, Incorporated:

NatureWell, Incorporated (www.naturewell.com) is an emerging researcher, developer, and marketer of proprietary, all-natural healthcare products. The Company's flagship product, MigraSpray (www.migraspray.com), is a patented, over-the-counter, homeopathic medicine intended to be a comprehensive approach for the treatment and prevention of migraine headaches.

Statements made in this news release should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management's beliefs and assumptions regarding information currently available, and are made pursuant to the "safe harbor" provisions of the federal securities laws. The Company's actual performance and results could differ materially from those expressed in the forward-looking statements due to certain risks and uncertainties that could materially impact the Company in an adverse fashion and are only predictions of future results, and there can be no assurance that the Company's actual results will not materially differ from those anticipated in these forward-looking statements. Such risks and uncertainties, include, but are not limited to, the Company's ability to secure adequate financing, the Company's ability to ship its products in a timely fashion, volume and timing of orders received, interruption of the manufacturing or distribution of the Company's products or of the supplies or ingredients used to manufacture the Company's products, the effectiveness of the Company's products and consumer perception as to the effectiveness of the products, competitive pricing pressures and the Company's ability to anticipate changes in the market. These and other potential risks and uncertainties are set forth in the Company's filings with the Securities & Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

Source: NatureWell, Incorporated